Exhibit 99.1

SAN Holdings Announces One-for-Twenty-Five Reverse Stock Split

ENGLEWOOD, Colo. - June 29, 2007 - SAN Holdings, Inc. (OTC BB: SNZH), a leading provider of proven data access solutions, today announced that, per authorization of its Board of Directors and approval by SAN Holdings shareholders at the Annual Meeting of Shareholders on July 28, 2006, the Company has implemented a one-for-twenty-five reverse split of its common stock. This reverse stock split is part of SAN Holdings plan to improve its capital structure. The number of shares of SAN Holdings common stock issued and outstanding will be reduced from 97,561,174 shares to 3,902,447 shares post-split. No fractional shares were issued as a result of the reverse split, and each fractional share that would have been issued as a result of the reverse split was rounded up to the nearest whole share. The reverse split became effective June 29, 2007. SAN Holdings, Inc. will now be trading under the ticker symbol SNZH.

"This reverse stock split is another important step forward for SANZ because it drives greater corporate visibility while enabling us to expand our shareholder base," said Todd Oseth, Chairman and CEO of SAN Holdings. "In conjunction with the other important changes that we're making, we believe now is the right time to improve our capital structure for the benefit of our shareholders."

The reverse split does not alter the par value of the common stock, or modify any voting rights or other terms of the common stock and does not require an amendment to the Company’s Articles of Incorporation under Colorado law.

About SAN Holdings:

SANZ (OTC BB: SNZH) is a leading provider of data access solutions focused on the design, deployment and support of intelligent data management. SANZ delivers solutions that allow corporations and government agencies to optimize their business-critical environments and maximize their IT investments.

FORWARD LOOKING STATEMENTS:
This press release contains statements that are "forward looking statements" under the Federal securities laws. These forward-looking statements include statements regarding our expectations, beliefs, or intentions about the future, and are based on information available to us at this time. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Actual results could vary materially from our expectations. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the company's sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the company's products, delays in the development of new technology, changes in customer buying patterns, one-time events, the volatility of the stock market and other important factors disclosed previously and from time to time in our filings at the SEC.

Contact:
SANZ Inc.
Robbi Virdi, 303-495-6346
rvirdi@sanz.com

Or

Adam Friedman Associates
Adam Friedman, 212-981-2529 ext. 18
adam@adam-friedman.com